UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BRAVO ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

Nevada	000-13577	88-0195105
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

35 South Ocean Avenue Patchogue, New York	11772
(Address of principal executive offices)	(Zip Code)

2012 STOCK INCENTIVE OPTION PLAN
(Full title of the plan)

Jaclyn Cruz
35 South Ocean Avenue
Patchogue, NY
11772
 (Name and address of agent for service)

1 888 488 6882
 (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock (1)	26,000,000	$0.11	$2,860,000	$390.11

(1) In addition, pursuant to Rule 416 (c) under the Securities Act of 1933 as amended (the "Securities Act"), this registration statement also covers an indeterminate amount of interests (up to a maximum of 26,000,000 shares) to be offered or sold pursuant to the employee benefit plan (s) described herein.

(2) Estimated pursuant to Rule 457 (h) (1) under the Securities Act, solely for the purpose of calculating the registration fee, based upon the last over-the-counter sale reported on December 6, 2012, the most recent trade date.

An investment in our securities involves a high degree of risk. You should purchase our securities only if you can afford a complete loss of your investment. See “Risk Factors” below.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

SUMMARY OF OUR BUSINESS

By an agreement dated November 23, 2012, Bravo Enterprises Ltd., which trades under the symbol OGNG on the U.S. OTC Bulletin Board Market has acquired the worldwide manufacturing, distribution and marketing rights for the Atmospheric Water Harvester designed by Water- For -The -World –Manufacturing- Inc. (WFTW).

The atmospheric Water Harvester is a unit designed by WFTW that will extract moisture from the air using a dehumidification process, then using a series of filters and Ultra Violet light purifies and stores the water produced for human consumption.

The harvesters designed by the company will produce up to 3000 gallons of drinking water per day depending on the location of the machine and the humidity in the location at any given day.

The optimum humidity for the operation of the harvester is approx 65 percent humidity. To put this in perspective 70 percent of the world’s population live in areas where the harvesters can generate water at its peak efficiency.

WFTW has applied a unique patented drive system which will enable the generator to operate in remote locations or in emergency situations where there is no conventional power source, off any engine without adapting an electrical generator to the harvester thus keeping the cost for water production at a minimum.

The cost to produce and filter the water is 3 to 8 cents per gallon, once again depending on location, fuel and electrical costs at that specific location.

WFTW is a Washington based company that has been involved specifically in the development of water generation systems for a number of years. Max Rajewski is the president of the company and has a history of design and manufacturing behind him. Mr. Rajewski was the designer and owner of the first mobile paper and document shredding business in the world. The current water harvester is a state of the art machine which has come from concept to prototype to production model in a very short period of time.

WFTW is also involved in research and design of other purification systems and water harvesters that will only strengthen the company’s position as a global leader in the design and implementation of water harvesting equipment.

Bravo Enterprises Ltd. will have the first right of refusal to acquire any new technology that is developed by WFTW.

Our corporate offices are located at 35 South Ocean Avenue, Patchogue, New York, 11772. Our telephone number is 1-888-488-6882. Our fax number is 1-888-265-0498.

RISK FACTORS

An investment in our securities is very speculative and involves a high degree of risk. You should carefully consider the following risk factors, along with the other matters referred to in this prospectus, including our filings with the Securities and Exchange Commission that are incorporated into this prospectus by reference, before you decide to acquire our securities. If you decide to acquire our securities, you should be able to afford a complete loss of your investment.

We have a history of losses and negative cash flows from operations and we may not be profitable in the future.

We have not yet realized any revenue from operations to date. Loss from operations for the three month period ended September 30, 2012 was $45,453 (2011 - $40,186). This increase in loss was due to the incurrence of more expenditures in professional fees.

Loss from operations for the nine month period ended September 30, 2012 was $125,305 (2011 - $90,649). This increase in loss was due to the incurrence of more expenditures in management and consulting fees and professional fees.

From January 1, 1996 to September 30, 2012 our Company has incurred cumulative net losses of $20,564,144. Our ability to generate positive cash flows from operations and net income is dependent, among other things, on the acceptance of our products in the marketplace, market conditions, cost control, and our ability to raise capital on acceptable terms. The financial statements included elsewhere in this document do not include any adjustments that might result from the outcome of these uncertainties. Furthermore, developing and expanding our business will require significant additional capital and other expenditures. Accordingly, if we are not able to establish revenues, then we may never achieve or sustain profitability.

We will need to receive additional capital to continue our operations.

We are likely to need financing from time-to-time in order to continue our operations. Financing may not be available to us when we need it.

We anticipate that we will need additional financing to continue our operations from time-to-time. Financing may not be available to us on commercially reasonable terms, if at all, when we need it. There is no assurance that we will be successful in raising additional capital or that the proceeds of any future financings will be sufficient to meet our future capital needs.

The trading price of our common stock is subject to wide fluctuations. We are also subject to the “penny stock rules”. Both of these factors make any investment in our securities risky.

The trading price of our common stock is, and it may continue to be, subject to wide fluctuations in response to business or other factors, many of which are beyond our control. As long as the trading price of our common shares is below $5 per share, the trading of our common shares will be subject to the “penny stock” rules. Both of these factors make any investment in our securities risky.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

* The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b) (1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1934 (the "Securities Act"). Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 2 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously or concurrently filed by the Company with the Commission are hereby incorporated by reference into this registration statement:

1.	The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.
2.	The registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.
3.	The registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.
4.	The registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.
5.	The registrant’s current report on Form 8-K, filed November 30, 2012 reflecting 1.01 entry into a material definitive agreement.
6.	The registrant’s current report on Form 8-K, filed June 12, 2012 reflecting 5.03 amendment to articles of incorporation.
7.	The registrant’s current report on Form 8-K, filed Mat 15, 2012 reflecting 5.03 amendment to articles of incorporation.
8.	The registrant’s current report on Form 8-K, filed February 3, 2012 reflecting 5.02 departure and appointment of directors and officers.

All of the above documents and documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this registration statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this registration statement and the prospectus which is a part hereof (the "Prospectus") to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement and the Prospectus.

All documents incorporated by reference herein will be made available to all participants in the 2009 Stock Incentive and Option Plan without charge, upon written or oral request. Other documents required to be delivered to participants pursuant to Rule 428(b) (1) under the Securities Act of 1934 are also available without charge, upon written or oral request. All requests for documents shall be directed to:

BRAVO ENTERPRISES LTD.
35 South Ocean Avenue
Patchogue, NY
11772

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Nevada law permits a company to indemnify its directors and officers, except for any act of dishonesty.  The Company has provided in its By-Laws that the directors and officers of the Company will be indemnified and secured harmless to the full extent permitted by law out of the assets of the Company from and against all actions, costs, claims, losses, damages and expenses incurred by reason of any act done, concurred in or omitted in or about the execution of their duties or supposed duties, other than in the case of any fraud or dishonesty.  In addition, the Company has provided in its By-Laws that each shareholder of the Company agrees to waive any claim or right of action, individually or in the right of the Company against any director or officer of the Company on account of any action taken by such director or officer.

Nevada law also permits the Company to purchase insurance for the benefit of its directors and officers against any liability incurred by them for the failure to exercise the requisite care, diligence and skill in the exercise of their power and the discharge of their duties, or indemnify them in respect of any loss arising or liability incurred by them by reason of negligence, default, breach of duty or breach of trust.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

See the Exhibit Index following the signature page in this registration statement, which Exhibit Index is incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; PROVIDED, HOWEVER, that provisions (i) and (ii) of this undertaking do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to the Exchange Act that are incorporated by reference into the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and, is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

BRAVO ENTERPRISES LTD.

Date: December 7, 2012	By:	/s/ Jaclyn Cruz
Jaclyn Cruz, C.E.O., President and Director

	By:	/s/ Matt Kelly
Matt Kelly, C.F.O. Secretary and Director

BRAVO ENTERPRISES LTD.

EXHIBIT INDEX TO

FORM S-8 REGISTRATION STATEMENT

EXHIBIT NO.	DESCRIPTION
4.1	2012 Stock Incentive Option Plan.
4.2	Incentive Stock Option Agreement.
5.1	Opinion of W. Manly, P.A.
10.1	Stock Option Agreement dated November 30, 2012 issued to Janice Chi Fun Kwok.
10.2	Stock Option Agreement dated November 30, 2012 issued to Steven K.K. Li.
10.3	Stock Option Agreement dated November 30, 2012 issued to Frank DiSalvo.
10.4	Stock Option Agreement dated November 30, 2012 issued to Keir MacPherson.
10.5	Stock Option Agreement dated November 30, 2012 issued to Andy Chu.
10.6	Stock Option Agreement dated November 30, 2012 issued to Robert Klein.
10.7	Stock Option Agreement dated November 30, 2012 issued to David Parfitt.
23.1	Consent of L.L. Bradford & Company, LLC, Certified Public Accountants
23.3	Consent of W. Manly, P.A. (included in exhibit 5.1)